Exhibit 99.1

Morgan Stanley	FOR IMMEDIATE RELEASE

October 25, 2023

Morgan Stanley Announces Ted Pick to Become Chief Executive Officer on January 1, 2024

James Gorman to Become Executive Chairman

Andy Saperstein to be Co-President and Head of Wealth and Investment Management; Dan Simkowitz to be Co-President and Head of Institutional Securities

NEW YORK - The Board of Directors of Morgan Stanley (NYSE: MS) today announced that Co-President Edward (Ted) Pick will become the Firm’s Chief Executive Officer, effective January 1, 2024. James Gorman will become Executive Chairman. Mr. Pick will also join Morgan Stanley’s Board of Directors at that time. The Firm also announced that Co-President Andy Saperstein will become the Head of Wealth and Investment Management, and that Dan Simkowitz will become Co-President of the Firm and the Head of Institutional Securities.

Mr. Gorman announced at the Firm’s 2023 annual general meeting of shareholders his intention to step down as Chief Executive Officer before the 2024 annual general meeting.

Tom Glocer, Lead Director of the Board, said, “The Board has unanimously determined that Ted Pick is the right person to lead Morgan Stanley and build on the success the Firm has achieved under James Gorman’s exceptional leadership. Ted is a strategic leader with a strong track record of building and growing our client franchise, developing and retaining talent, allocating capital with sound risk management, and carrying forward our culture and values. We believe that the Board’s rigorous and well-managed succession process, under the leadership of Dennis Nally, the Chair of our Compensation, Management Development and Succession Committee, has resulted in the appointment of an outstanding CEO while also demonstrating the strength and depth of Morgan Stanley’s leadership talent.”

“Over James’ 14 years as CEO, Morgan Stanley has been transformed into a strong and balanced financial institution with a long-term sustainable business model. We are grateful for the tremendous impact he has had on our Firm and are thankful that as Executive Chairman we will continue to benefit from his experience and critical insight.”

Dennis Nally, Chair of the Compensation, Management Development and Succession Committee of the Board, said, “After undergoing a multi-year, intentional succession process, we determined that Ted Pick is best suited to be the next CEO of Morgan Stanley. Ted has a deep knowledge of our businesses and understands what is needed to drive their growth. We are highly confident that he is the right person to lead Morgan Stanley and drive growth into the next decade.”

“The Board has been fortunate to have been able to draw from a number of excellent candidates. One of the things that sets Morgan Stanley apart is the quality and depth of our talent, and how they embody the Firm’s culture and values.”

Mr. Gorman said, “For several years I have worked with the Board to ensure an orderly succession, and I feel strongly that now is the time to step aside. The Board’s selection of Ted Pick is an outstanding one. I have worked side by side with Ted since the financial crisis and have experienced first-hand his values, intellect, passion and commitment to our people and our clients. He is battle-tested, understands complex risk, and works very effectively not just in the U.S., but around the globe. In short, he is an outstanding executive and leader.”

“I am also delighted that Andy and Dan will take on expanded leadership roles. Both are world-class executives, with outstanding values and intellect. As Co-Presidents of Morgan Stanley, Andy and Dan will be invaluable leaders in helping Ted manage the Firm. Through the transition period and my time as Executive Chairman, I will do everything I can to support Ted as our new CEO.”

Mr. Pick said, “Morgan Stanley is a storied institution, and I am deeply honored to have been chosen to lead it. We have a global diversified business with a leading client franchise. Thanks to James’ excellent leadership, our Firm is now well-positioned to succeed across market cycles, and I am excited about the opportunities for future growth. Morgan Stanley has exceptionally talented people and is home to a deep culture and abiding values. I also want to thank the Board for the confidence they have expressed in me. I look forward to working closely with the Board, Andy, Dan, the rest of the management team and all our employees to continue to serve our clients and shareholders.”

Background on Mr. Edward (Ted) Pick

Edward (Ted) Pick has served as Co-President of Morgan Stanley for the past two years. As Head of the Institutional Securities Group, he oversees Investment Banking, Equities, Fixed Income, Capital Markets and Research. He is also Co-Head of Firm Strategy.

Prior to his current role, Mr. Pick served as Global Head of Sales and Trading, engineering a turnaround of the Firm’s Fixed Income Division. As Head of Institutional Equities, he led that business to a leading global position. Mr. Pick was previously Head of Equity Capital Markets. He also helped the Firm actively raise capital during the financial crisis.

Mr. Pick joined Morgan Stanley in 1990 and was promoted to Managing Director in 2002. He is a member of the Firm’s Operating Committee (2012), Management Committee (2008) and Morgan Stanley‐MUFG Steering Committee (2013).

Mr. Pick graduated Phi Beta Kappa from Middlebury College and received an MBA from the Harvard Business School. He is a Trustee at the Metropolitan Museum of Art (the MET) serving on the MET’s Investment and Nominating & Governance Committees. Mr. Pick is Chair of the Advisory Board for the Morgan Stanley Alliance for Children’s Mental Health and a board member of the Institute of International Finance.

About Morgan Stanley

Morgan Stanley (NYSE: MS) is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services. With offices in 42 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals. For further information about Morgan Stanley, please visit www.morganstanley.com.

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Media Relations Contact: Wesley McDade, 212.761.2430

Investor Relations Contact: Leslie Bazos, 212.761.5352